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INTUITIVE SURGICAL, INC.

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Dear Shareholders, Customers and Employees:

      Intuitive Surgical’s mission is to take surgical precision and technique beyond the limits of the human handTM. The da Vinci® Surgical System enables surgeons to perform even the most complex of surgical procedures through tiny incisions. It improves surgical dexterity, vision and precision. It improves outcomes and helps good surgeons become great surgeons. Patients suffer less pain and disfigurement, experience fewer complications, spend less time in the hospital, and return more quickly to their family, friends, and daily activities. Hospitals attract additional revenue from incremental patients seeking the benefits of minimally invasive surgery, and enjoy lower operating costs when their patients have fewer complications and spend less time in the hospital. With the da Vinci Surgical System, surgeons win, hospitals win and most importantly patients win.

Complex Surgical Procedures Performed Through Tiny Incisions:

      The da Vinci Surgical System allows surgeons to perform complex surgical procedures, such as radical prostectomy, coronary bypass, and cardiac mitral valve repair, through very small incisions.

      While the da Vinci Surgical System had previously been cleared by the Food and Drug Administration for general laparoscopic (abdominal), thoracoscopic (chest ) and prostatectomy surgery, its first cardiac clearance was received in 2002 for minimally invasive mitral valve repair. This clearance for intra-cardiac surgery is the first cardiac clearance by the FDA for any operative robotic system. Dr. W. Randolph Chitwood, Jr., Professor and Chairman of the Department of Surgery at Brody School of Medicine at East Carolina University in North Carolina, and Principal Investigator in our multi-center trial, commented: “For the first time, we will be able to offer to a wider range of patients a minimally invasive intra-cardiac procedure to repair the mitral valve.” He said, “This news from the FDA will allow more patients to enjoy the benefits of high precision minimally invasive robotic surgery. These benefits include less pain and trauma, shorter hospital stays, quicker recovery and a better cosmetic result.”

      In January 2003, we added totally endoscopic Atrial Septal Defect (ASD) closure to our intra-cardiac clearance. Hospitals can now use the da Vinci Surgical System to minimally invasively close a hole between the chambers of a patient’s heart. Dr. Michael Argenziano, Assistant Professor of Surgery at the Columbia University, and Director of Minimally Invasive and Robotic Cardiac Surgery at New York-Presbyterian Hospital, presented his interim results at the Scientific Session of the American Heart Association Meeting in November. Dr. Argenziano reported that the da Vinci Surgical System can be utilized to perform open heart procedures safely and effectively via a closed chest approach. Furthermore, his outcomes suggest that patients undergoing ASD closure with the da Vinci System have a superior postoperative quality of life than those undergoing other surgical approaches. Thus, this technique represents an option for patients seeking a reliable ASD closure without a sternotomy or thoracotomy and the uncertainty of transcatheter techniques. These clearances bring the clinical benefits of the da Vinci Surgical System to cardiac surgery in the United States. These are the type of procedures that maximize the value the da Vinci Surgical System delivers to patients, surgeons, and hospitals.

Good Surgeons to Great Surgeons:

      Surgical performance is measured by the outcome for the patient. Dr. Mani Menon, Chief of Urology at the Henry Ford Hospital and the Vattikuti Institute, recently presented data that compares the results of his last 100 open prostatectomies using conventional instruments with his first 200 prostatectomies performed through tiny incisions using the da Vinci Surgical System.

      These are his results:

1. Cancer Removal measured by Negative Margins improved from an average of 76% with open surgery to 94% with the da Vinci Surgical System.

2. Continence at 6 months post operation measured by the lack of need for any kind of absorbent pads improved from an average of 60% with open surgery to 96% with the da Vinci Surgical System.

3. Potency at 6 months post operation measured by the ability to have sexual intercourse doubled from an average of 33% with open surgery to 66% with the da Vinci Surgical System.

4. Safety measured by those patients with “no complications” improved from 85% with open surgery to 98% with the da Vinci Surgical System.

5. Pain measured on a scale of 1-10 improved from “7” with open surgery to “3” with the da Vinci Surgical System.

6. Blood Loss measured by the need for a blood transfusion improved from 11% with open surgery to zero with the da Vinci Surgical System.

      Dr. Menon also compared his first 200 prostatectomies using the da Vinci Surgical System with the “best in class” from published data in each category. In other words, he compared his minimally invasive results using the da Vinci Surgical System with the open results of a “Dream Team” of the best urologists in the world. His results with the da Vinci Surgical System were as good or better than the best published clinical result in every category.

Benefit to the Hospital:

      The bottom line with the da Vinci Surgical System, for Dr. Menon and the Henry Ford Hospital System is: (1) better outcomes for their patients; (2) dramatic growth in the number of prostatectomy patients; and (3) significant reduction in the number of surgical complications and length of hospital stay (93% of patients are discharged in less than 24 hours).

      Patients at medical centers performing cardiac surgery with the da Vinci Surgical System are enjoying similar benefits. Dr. Pat S. Pappas’ mitral valve patients at Christ Advocate Hospital in Chicago typically return home within 30 hours post operation to the comfort of their home, family and friends. Coronary artery bypass patients at Odessa Regional Medical Center in Texas, where Dr. Sudhir Srivastava is performing the first totally endoscopic beating heart coronary artery bypass procedures in the United States under a physician sponsored FDA Investigational Device Exemption, are typically released from the hospital just 24 hours post operation with excellent results.

      In complex surgical procedures such as these, where the da Vinci Surgical System enables the surgeon to perform them through very small incisions, the system delivers incremental revenue to hospitals and surgeons through incremental patients. At the same time, it reduces costs by reducing patient complication rates and length of hospital stay. And very importantly, the shorter length of hospital stay accelerates patient throughput and thereby adds valuable capacity to the hospital without the increased capital and staffing costs associated with additional hospital beds.

      This combination of increased revenue, reduced operating costs, increased capacity, and incremental profit contribution provide a very attractive value proposition to smaller community hospitals as well as large academic medical centers.

Benefit to the Patient:

      The value to the patient is obvious and far reaching: fewer surgical complications, reduced risk of infection, reduced blood loss and need of transfusion, less post-operative pain, reduced scarring and better cosmesis, shorter hospital stay, faster recovery and return to family, friends and normal daily activities.

      These patients are our mothers and fathers, our brothers and sisters, our children and our friends. Marsha Campbell writes to Dr. Douglas Murphy after her minimally invasive atrial septal defect repair surgery performed using the da Vinci Surgical System at St. Joseph’s Hospital in Atlanta, Georgia:

“Dear Dr. Murphy,
Here it is a month after my surgery. Everyone I’ve encountered has been amazed at my remarkable recovery. I’m back at yoga & dance. I feel great! I’m honored to be one of the first to experience this miraculous treatment. With the robotic procedure, you gave me the gift of time, quicker healing, longer life. It’s thrilling when technology, education and capable healing hands, like yours, come together to help so many people.”

Accomplishments:

      We are building the foundation of a large and high growth business on the benefits our products bring to patients, surgeons, and hospitals. We shipped 60 da Vinci Surgical Systems during the year and ended 2002 with 149 systems installed in medical centers throughout the world. We more than doubled surgical procedures compared to 2001. We grew revenue to $72 million, up $20.3 million, or 39% compared to 2001. Total 2002 recurring revenue reached $15.1 million, up $8.1 million or 116%, from 2001. Gross margin improved to 52.0% from 45.4% in 2001 and we ended the year with $50.8 million in cash.

      We logged a significant number of cases during the fourth quarter in our ongoing stopped heart coronary artery bypass trial. Results are positive and we continue to expect FDA clearance for this procedure by late 2003 or early 2004.

      We continue to advance the adoption of surgical robotics through clinical and technical innovation. In 2003, we expect to introduce many product enhancements, including a fourth arm that significantly enhances the clinical capability of the da Vinci Surgical System, a new suite of 5mm surgical instruments employing a new wrist architecture and a new 3 channel 3-D endoscope developed by Olympus that allows the surgeon to move instantaneously from a highly magnified field of view for very precise surgery to a wide field of view for orientation within the operating field. This new endoscope also allows the surgical staff to move between a magnified and wide field of view independent of the mode employed by the operating surgeon.

      The attached Form 10-K/A describes our intended merger with Computer Motion to create a single company that combines complementary technologies in networking, articulation, control and visualization to better serve the robotic needs of the surgical community. If completed, this merger will combine our intellectual property and end a series of patent disputes between our companies. It will allow us to focus the talent and energy of our combined organization on developing and growing the application of robotics in minimally invasive surgery and the significant clinical benefits it brings to patients, surgeons, and medical centers throughout the world.

      We are dedicated to fully achieving the operating efficiencies that this combination can deliver to the bottom line. We believe significant synergies, including an estimated $18 million in pre-tax annual cost savings, will be realized as we combine our companies and eliminate redundancies. We are committed to achieving sustainable profitability by the end of 2003.

      We also face significant challenges, including a seamless and rapid integration of the two companies, the continued application of robotics in minimally invasive surgery, and aggressive management of our fixed costs and expenses as we drive to profitability.

      As I stated in my letter last year, we are committed to building a highly profitable company that delivers creative solutions and exceptional value to our customers, uses processes that emphasize speed and minimize non-value added activities, focuses on the “Vital Few” core activities that differentiate our products and our company from all others, and creates great opportunities for our people and wealth for our shareholders. We strive for progress daily and significant progress weekly.

      We measure ourselves by our accomplishments.

Lonnie Smith
President & CEO